Exhibit 99.1

Avnet, Inc. Names William J. Amelio to Its Board of Directors

PHOENIX – May 12, 2014 – Avnet, Inc. (NYSE:AVT), a leading global technology distributor, announced today that William J. Amelio, chief executive officer and president of CHC Group Ltd. (NYSE: HELI), a global helicopter services provider, has been appointed to the company’s board of directors. He will serve on the Compensation and Corporate Governance Committees.

“Bill’s experience effectively managing complex global organizations, complemented by his extensive knowledge of the technology industry are excellent additions to Avnet and its board of directors,” said William H. Schumann III, chairman of the board of Avnet, Inc. “We welcome him and look forward to the new perspectives he brings to our organization.”

Since 2010, Mr. Amelio has been the chief executive officer and president of CHC Helicopter, a leader in specialized transportation services. Previously, he served as president and chief executive officer of Lenovo Group Limited, and as senior vice president, Asia-Pacific and Japan of Dell, Inc.

Mr. Amelio’s board experience includes his current role as a director of CHC Helicopter and past service as an independent director for National Semiconductor Corp.

About Avnet
Avnet, Inc. (NYSE: AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 29, 2013, Avnet generated revenue of $25.5 billion. For more information, visit www.avnet.com. (AVT—IR)

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Investor Relations
Vincent Keenan
Vice President, Investor Relations
Tel: +1 (480) 643-7053
Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034